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                                                                    Exhibit 8.1


                                       February 15, 2001


HomeSide Lending, Inc.
7301 Baymeadows Way
Jacksonville, Florida 32256

Ladies and Gentlemen:

     We have acted as counsel to HomeSide Lending, Inc., a Florida corporation (the "Company"), in connection with the proceedings being taken to register under the Securities Act of 1933, as amended (the "Act"), the Company's debt securities, including medium-term notes (the "Notes"), pursuant to a Registration Statement on Form S-3 (File No. 333-54684) filed with the Securities and Exchange Commission (the "Registration Statement"). The Notes will be issued pursuant to an Indenture in the form incorporated by reference as an exhibit to the Registration Statement.

     As such counsel, we have examined such documents as we have deemed necessary as a basis for the opinions hereinafter expressed. Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the material United States federal income tax consequences to holders of the Notes under currently applicable law are set forth under the heading "United States Federal Income Taxation" in the Prospectus forming a part of the Registration Statement, subject to the assumptions and qualifications set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.


                                       Very truly yours,

                                       /s/ Hutchins, Wheeler & Dittmar
                                       ---------------------------------
                                       HUTCHINS, WHEELER & DITTMAR
                                       A Professional Corporation